Exhibit 10.5

OFFICE LEASE AGREEMENT

BETWEEN

LOCON SAN MATEO, LLC, a Delaware limited liability company

(“LANDLORD”)

AND

SOLARCITY CORPORATION, a Delaware corporation

(“TENANT”)

TABLE OF CONTENTS

1. Basic Lease Information	1

2. Lease Grant	4

3. Adjustment of Commencement Date; Possession	5

4. Rent	7

5. Compliance with Laws; Use	8

6. Security Deposit	8

7. Services to be Furnished by Landlord	9

8. Premises Improvements	11

9. Repairs and Alterations	12

10. Use of Electrical Services by Tenant	14

11. Entry by Landlord	15

12. Assignment and Subletting	15

13. Liens	18

14. Indemnity and Waiver of Claims	18

15. Insurance	19

16. Subrogation	21

17. Casualty Damage	21

18. Condemnation	23

19. Events of Default	23

20. Remedies	24

21. Limitation of Liability	26

22. No Waiver	26

23. Quiet Enjoyment	27

24. Intentionally Omitted	27

25. Holding Over	27

26. Subordination to Mortgages; Estoppel Certificate	28

27. Attorneys’ Fees	29

28. Notice	29

29. Excepted Rights	30

30. Surrender of Premises	30

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31. Signage	30

32. Roof Space	32

33. Solar Panels	35

34. Bicycle Storage Area	39

35. Letter of Credit	39

36. Option to Renew	43

37. Right of First Refusal	45

38. Right of First Offer	48

39. Electric Vehicle Chargers	50

40. Exclusive Use	51

41. Miscellaneous	52

42. Waiver of Jury Trial	53

43. Entire Agreement	55

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of July 30, 2010, (the “Effective Date”) by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and SOLARCITY CORPORATION, a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

A.     “Building” shall mean the building located at 3055 Clearview Way, San Mateo, California commonly known as Building C.

B.     “Premises” shall initially mean the Initial Premises (as defined below), and effective as of the Additional Premises Commencement Date (as defined below), shall collectively mean the Initial Premises and the Additional Premises (as defined below). The Premises (which consists of the entire Building totaling 68,025 rentable square feet) is comprised of: (i) 45,350 rentable square feet (the “Initial Premises”) as described on Exhibit A attached hereto, and (ii) 22,675 rentable square feet (the “Additional Premises”) as described on Exhibit A attached hereto. The rentable area of the Building and each phase of the Premises shall not be subject to remeasurement at any time, and the foregoing calculations of rentable area of each phase of the Premises shall not be subject to adjustment or remeasurement during the Term (as the same may be extended or renewed).

C.     “Base Rent”:

Period From Commencement Date	Rentable Square Footage*	Annual Rate Per Square Foot	Aggregate Base Rent	Monthly Base Rent
Month 11 – Month 10	45,350	$18.00	$680,250.00	$68,025.00
Month 11 – Month 12	11,338	$18.00	$34,014.00	$17,007.00
Month 13 – Month 16	56,688	$18.96	$358,268.16	$89,567.04
Month 17 – Month 22	68,025	$18.96	$644,877.00	$107,479.50
Month 23 – Month 24	22,675	$18.96	$71,653.00	$35,826.50
Month 25 –Month 34	68,025	$19.92	$1,129,215.00	$112,921.50
Month 35 – Month 36	22,675	$19.92	$75,281.00	$37,640.50
Month 37 – Month 48	68,025	$20.88	$1,420,362.00	$118,363.50
Month 49 – Month 60	68,025	$21.84	$1,485,666.00	$123,805.50
Month 61 – Month 72	68,025	$22.80	$1,550,970.00	$129,247.50
Month 73 – Month 78	68,025	$23.76	$808,137.00	$134,689.50

*Notwithstanding the square footages upon which the monthly Base Rent amounts set forth above are based, Tenant acknowledges that (i) following the Initial Premises Commencement Date, Tenant shall be in possession of 45,350 rentable square feet comprising the Initial Premises, and shall be responsible for all of its obligations and liabilities under this Lease with respect to the entire Initial Premises pursuant to the terms of the Lease, and (ii) following the Additional Premises Commencement Date, Tenant shall be in possession of 68,025 rentable square feet comprising the entire Premises and shall be responsible for all of its obligations and liabilities under this Lease with respect to the entire Premises pursuant to the terms of the Lease during the Term.

D.     “Tenant’s Share”:

“Tenant’s Share” with respect to the Initial Premises: 66.67% of the Building and 17.36% of the Project.

“Tenant’s Share” with respect to the Additional Premises: 33.33% of the Building and 8.68% of the Project.

“Tenant’s Share” with respect to the entire Premises: 100.00% of the Building and 26.04% of the Project.

Estimate of “Tenant’s Monthly Expense and Tax Payment” for the entire Premises for the calendar year 2011: $74,827.50, which is Tenant’s Share of the monthly estimated Expenses and monthly estimated Taxes (as more fully described in, and subject to adjustment as described in Exhibit E attached hereto).

E.     “Term”: A period of seventy-eight (78) months. The Term with respect to the Initial Premises shall commence on the date (the “Initial Premises Commencement Date” or the “Commencement Date”) that is the later to occur of: (i) February 1, 2011 (the “Target Initial Premises Commencement Date”), and (ii) the date which is 15 Business Days following the date upon which Landlord Substantially Completes (defined in Section 3.A below) the Tenant Improvements (defined in Section 1.M below) in the Initial Premises and delivers possession of same to Tenant (such delivery of possession with the Tenant Improvements Substantially Completed being referred to herein as “Delivery” and the date upon which Delivery occurs being referred to as the “Delivery Date”) and, unless terminated early in accordance with this Lease, end on the last day of the 78th full calendar month following the Initial Premises Commencement Date (the “Termination Date”). The Term with respect to the Additional Premises shall commence on the date (the “Additional Premises Commencement Date”) that is fifteen (15) Business Days following the Delivery Date for the Additional Premises and shall end on the Termination Date. Landlord estimates that the Delivery Date for the Additional Premises will be on or about December 1, 2011 (the “Target Additional Premises Delivery Date”). The fifteen (15) Business Day period following the Delivery of each portion of the Premises is referred to herein as the “Early Access Period”. Except as expressly set forth herein to the contrary, Landlord’s failure to Substantially Complete the Tenant Improvements by the Target Initial Premises Commencement Date or the Target Additional Premises Delivery Date, as applicable, shall not be a Landlord Default (defined in Section 19.B) or otherwise render Landlord liable for damages. Promptly after the determination of each of the Initial Premises Commencement Date and the Additional Premises Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached hereto as Exhibit C.

F.     Tenant allowance(s): $60.00 per rentable square foot of the Premises.

G.     “Security Deposit”: None.

H.    “Guarantor(s)”: None.

I.     “Broker(s)”: Cassidy Turley BT Commercial, representing Landlord, and Cushman & Wakefield representing Tenant.

J.     “Permitted Use”: General office use and, subject to Landlord’s prior written consent, any other legally permitted use.

K.    “Notice Addresses”:

Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

SolarCity Corporation

393 Vintage Park Drive, Suite 140

Foster City, California 94404

Attn: General Counsel

Phone #: (650) 638-1028

Fax #: (650) 638-1029

Landlord:	With a copy to:

Lowe Enterprises Real Estate Group	Lowe Enterprises Real Estate Group
455 Market Street, Suite 640	2020 Main Street, Suite 1150
San Francisco, CA 94105	Irvine, California 92614
Attention: Mike Sanford,	Attention: Lynda Cook, Senior Vice President
Senior Vice President

And to:

Rent (defined in Section 4.A)	Lowe Enterprises
is payable to the order of Landlord	11777 San Vicente Boulevard, 9th Floor
at the following address:	Los Angeles, California 90049
Attention: John DeMarco, Senior Vice President,
Lowe Enterprises Real Estate Group	Corporate Counsel
455 Market Street, Suite 640
San Francisco, CA 94105
Attention: Kelly Mullane

L.     “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other comparable office buildings in the area where the Building is located (“Comparable Buildings”).

M.     “Tenant Improvements” means the work that Landlord is obligated to perform pursuant to the work letter agreement attached hereto as Exhibit D (the “Work Letter”).

N.     “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

O.     “Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days.

P.     “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the landscaping, the parking facilities and all other improvements owned by Landlord and serving the Building and the tenants thereof and the parcel(s) of land on which they are located.

Q.     “Project” means the project in which the Building is located.

R.     “Exterior Common Areas” mean those areas of the Project and/or the Property which are not located within the Building or any other building and which are provided and maintained for the use and benefit of Landlord and tenants of the Building and/or the Project generally and the employees, invitees and licensees of Landlord and such tenants, including, without limitation, any parking garage, artificial lakes, walkways, plaza, roads, driveways, sidewalks, surface parking and landscapes, if any.

S.     “Letter of Credit”: $1,000,000.00, in accordance with the terms of Section 35 below.

2.	Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (inclusive of the Exterior Common Areas, the “Common Areas”). Landlord also has the right to make changes to the Common Areas as Landlord deems reasonably appropriate, provided the changes do not adversely affect Tenant’s ability to access the Premises or to use the Premises for the Permitted Use or adversely affect Tenant from having access to or use of the parking facilities provided for Tenant’s use. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided that Landlord shall at all times maintain and operate the Common Areas in a manner consistent with Comparable Buildings. Notwithstanding the foregoing, to the extent that Landlord makes changes to the Common Areas, Tenant’s parking spaces shall at all times be within walking distance of the Building (i.e., without the need for parking shuttles or other transportation to and from such parking spaces). In addition, if Tenant’s parking spaces are temporarily relocated, Landlord shall provide reasonable alternate parking in the vicinity of the Building, which may include valet parking.

3.	Adjustment of Commencement Date; Possession.

A.     Substantial Completion; Tenant Delay. The Tenant Improvements in the Initial Premises and the Additional Premises, respectively, shall be deemed to be “Substantially Complete” on the later of (i) date that the applicable Tenant Improvements have been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Initial Premises or Additional Premises, as applicable, and (ii) the date Landlord receives from the appropriate governmental authorities, with respect to the applicable Tenant Improvements performed by Landlord or its contractors in the Initial Premises or Additional Premises, as applicable, all approvals necessary for Tenant’s occupancy of the Initial Premises or Additional Premises, as applicable (which may include a certificate of temporary occupancy or substantially equivalent approval). However, if Landlord is delayed in the Substantial Completion of the Tenant Improvements in either phase of the Premises by Tenant Delay(s) (defined below), the applicable Tenant Improvements shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Tenant Improvements absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or any Tenant’s Parties that delays the Substantial Completion of the Tenant Improvements, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period expressly specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Tenant Improvements; or (5) if the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work. No Tenant Delay shall be deemed to accrue unless and until Landlord has provided written notice to Tenant specifying that a delay has occurred because of actions, inaction or circumstances specified in the notice in reasonable detail. If such actions, inaction or circumstances qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date Tenant received such notice from Landlord; provided, that the extent of the Tenant Delay shall be limited to the extent that such action, inaction or circumstance actually delays Substantial Completion of the Tenant Improvements.

B.     Tenant’s Acceptance; Landlord’s Representation. Subject to (i) Landlord’s obligation to perform the Tenant Improvements, (ii) Landlord’s obligations under Section 9.B., and (iii) Landlord’s obligation to comply with Landlord’s Representation (defined below), the Premises are accepted by Tenant in “as is” condition and configuration and Tenant agrees that, subject to the foregoing, the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or the Project, except as expressly set forth herein. Landlord represents that:

1.     upon the Delivery Date for each phase of the Premises, Landlord shall deliver all Building Systems (defined in Section 9.B below), as well as the lobbies and restrooms of the Building, in good working condition and repair.

2.     as of the Effective Date, Landlord has not received notice from any state or municipal authority or other governmental or quasi-governmental entity to the effect that any portion of the Building is in violation of applicable Laws;

3.     further, to Landlord’s actual knowledge, there are no Hazardous Materials (as defined below) in, at, under or about the Building or Property other than small quantities of Hazardous Materials to the extent customary in similar office buildings and necessary for the normal use, operating and maintenance of the Building and except to the extent set forth in that certain Phase I Environmental Site Assessment, dated May 4, 2005, prepared by LFR Levine-Fricke (the “Phase I Report”) and that certain Asbestos Operations and Maintenance Program, prepared by Acumen, dated April 2008 and updated March 2009 (the “ACM Report”).

For purposes of the representation set forth above, Landlord’s “actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Mike L. Sanford, and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries (other than review of the Building’s regulatory compliance files, the Phase I Report and the ACM Report); it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. As used herein, “Hazardous Materials” means any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (“Environmental Laws”).

The representation set forth above is referred to herein as “Landlord’s Representation”. If and to the extent, at any time within the initial ninety (90) day period following the Commencement Date for each phase of the Premises, Tenant determines that the Building Systems or the lobbies or restrooms of the Building are not in good working condition, Landlord shall, promptly following notice from Tenant, correct the same at Landlord’s sole cost and expenses (not to be included within Expenses).

C.     Delay in Delivery. If the Delivery Date for either portion of the Premises does not occur on or before March 1, 2011 with respect to the Initial Premises or on or before January 1, 2012 with respect to the Additional Premises (each, an “Outside Delivery Date”), then, as Tenant’s sole remedy, Tenant shall be entitled to a rent abatement following the applicable Commencement Date in an amount equal to one (1) day of Base Rent payable with respect to the applicable portion of the Premises for each day in the period beginning on the Outside Delivery Date and ending on the actual Delivery Date. For purposes of calculating the foregoing with respect to the Additional Premises, if the Additional Premises Commencement Date does not occur before the applicable Outside Delivery Date, Tenant shall be entitled to a rent abatement following the Additional Premises Commencement Date in an amount equal to (i) $566.90 per day for the first forty-five (45) days of abatement, if any, and (ii) $1,194.22 per day thereafter. Landlord and Tenant acknowledge and agree that the determination of the Delivery Date shall take into consideration the effect of any Tenant Delays and any delay in Delivery due to Force Majeure (a “Force Majeure Delivery Delay”). Landlord shall, promptly upon Landlord’s determination that any circumstance or event may result in a Force Majeure Delivery Delay, deliver written notice to Tenant specifying in such notice the nature of the delay in question and (without any warranty implied) Landlord’s good faith estimate of the anticipated extent of the Force Majeure Delay, and shall thereafter keep Tenant apprised of any material changes in or revisions to Landlord’s estimate.

D.     Early Access Period. During the Early Access Period for each phase of the Premises, all of the terms of this Lease shall apply to Tenant’s early access; provided, however, that Tenant shall not be required to pay Base Rent or Tenant’s Share of Expenses and Taxes. During the Early Access Period, Landlord and Tenant shall reasonably cooperate so that Landlord may perform repairs in order to comply with Landlord’s Representation and any remaining punch list items, and Tenant may perform improvements, install furniture, equipment or other personal property or to conduct business operations therein. Landlord may withdraw such permission to enter the applicable portion of the Premises prior to the applicable Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees.

4.	Rent.

A.     Payments. As consideration for this Lease, except to the extent expressly set forth herein, Tenant shall pay Landlord, without any notice, setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Additional Rent and Base Rent are sometimes collectively referred herein to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent and Tenant’s Monthly Expense and Tax Payment (defined in Section 1.D. above) for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord, accompanied by reasonable supporting documentation. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent; provided, however, that the foregoing late charge shall not apply to the first two (2) such late payments in any twelve (12) month period of the Term of this Lease or any extension thereto. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Share of Expenses (defined in Exhibit E) and Taxes (defined in Exhibit E) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Except as expressly set forth herein to the contrary, Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.     Payment of Tenant’s Share of Expenses and Taxes. Tenant shall pay Tenant’s Share of the total amount of Expenses and Taxes for each calendar year during the Term in accordance with Exhibit E hereto.

5.	Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Project or unreasonably interferes with the operation of the Building or the Project. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and, subject to Landlord’s obligations set forth in this Section 5, the use and occupancy of the Premises as well as any condition or configuration of the Premises constructed or created by Tenant. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall mean the structural portions of the Building (including foundation, exterior wall structures and structural support systems and the roof of the Building), the public restrooms and the Building Systems. Except to the extent that (i) Tenant is responsible for complying with Laws that relate to the Base Building as provided above, or (ii) changes to the Base Building are required due to the negligent or willful acts or omissions of Tenant, its agents, employees or contractors (other than the mere discovery of the violation), Landlord shall be responsible for correcting violations of any Laws existing as of the Commencement Date for each part of the Premises with respect to the Base Building, provided that the cost of such compliance incurred after the Commencement Date shall be included in Expenses to the extent permitted in Exhibit E attached hereto. Tenant, within 10 Business Days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws with respect to the Premises or the Building. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B (the “Rules and Regulations”) and such other reasonable rules and regulations adopted by Landlord from time to time; if there is a conflict between this Lease and any Rules and Regulations, the terms of this Lease shall control. The Rules and Regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Project. Tenant shall have no obligation to comply with any amended or new Rule and Regulation until the date that is ten (10) Business Day after Tenant has received written notice of such change or amended or new Rule or Regulation. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants (“Tenant Entities”) to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

6.	Security Deposit.

While there is no Security Deposit initially required hereunder, any future Security Deposit shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations hereunder. A Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of a Security Deposit to the extent necessary to satisfy past due Rent or to cure any uncured Default by Tenant. If Landlord uses a Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s Share of Expenses and Taxes for the final year of the Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.	Services to be Furnished by Landlord.

A.     Generally. Landlord agrees to furnish Tenant with the following services, twenty-four (24) hours per day, seven (7) days per week (subject to event of Force Majeure and the terms of this Lease), except as expressly set forth herein to the contrary:

1.     Water. Water service for use in the lavatories and kitchens, if any on each floor on which the Premises are located;

2.     HVAC. Heat, ventilation and air conditioning in season during Normal Business Hours, designed to maintain the following temperature range in the Building at such temperatures and in such amounts that satisfy the HVAC Operating Criteria (as defined below); provided that (i) Tenant, upon such advance notice as is reasonably required by Landlord (but not to exceed twenty-four (24) hours), shall have the right to receive HVAC service during hours other than Normal Business Hours and (ii) Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time, which standard charge shall reflect Landlord’s actual cost (including depreciation) without markup. As of the Effective Date, Landlord’s standard charge for providing after-hours air conditioning is approximately $8.00 per hour/zone (which does not include the cost of electricity incurred in connection therewith); said charges shall only be increased if, and to the extent, Landlord’s actual cost (described above) of providing such service increases. The “HVAC Operating Criteria” shall be the following: (i) cooling season indoor temperatures are not in excess of 73°F-79°F when outdoor temperatures are 91°F ambient, and (ii) heating season indoor temperatures are between 68°F-75°F when outdoor temperatures are at 50°F ambient.

3.     Maintenance. Maintenance and repair of the Property as described in Section 9.B.;

If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

4.     Elevator. Elevator service;

5.     Food Service Operation. As of the Effective Date, the Project is not served by an on-site food service operation (a “Food Service Operation”). For purposes of clarity, a mobile food operation (such as a food truck or delivery service) shall not satisfy the definition of a Food Service Operation. If, as of the time that Landlord has successfully leased seventy percent (70%) of the rentable area of the Project, no Food Service Operation is then operating within the Project, Landlord will use reasonable efforts to procure or establish a Food Service Operation in the Project. If, as of the time Landlord has successfully leased ninety percent (90%) of the rentable area of the Project, no Food Service Operation is then operating within the Project, Landlord shall thereafter use best efforts to procure or establish a Food Service Operation to serve the Project and shall use reasonable efforts to provide adjacent indoor or outdoor seating for such Food Service Operation for no less than twelve (12) persons. If a Food Service Operation is established at the Project, in no event shall Landlord be liable or deemed in violation of this Section if such Food Service Operation subsequently goes out of business or leaves the Project for any reason.

6.     Electricity. An electrical system to convey power delivered by public utility or other providers selected by Landlord, with a demand load capacity per rentable square foot of 5.0 watts on a twenty-four (24) hour per day, seven (7) day per week basis, for convenience outlets at 120/208 volt, and 1.0 watts for lighting at 277/480 volts (the “Electrical Capacity Level”), in accordance with and subject to the terms and conditions in Article 10;

7.     Other. Such other services as Landlord reasonably determines are necessary or appropriate for the Building, the Property or the Project or as may be necessary or appropriate from time to time to maintain the Project with types and levels of services commensurate with those provided at Comparable Buildings; and

8.     Access. Access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

B.     Interruptions. Except as set forth herein, Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable (i.e., not reasonably usable or accessible for Tenant’s business operations, except for the maintenance of a skeleton crew within the affected Premises for such purposes as securing Tenant’s records and files, forwarding telephone communications, correspondence and deliveries, and otherwise enabling those aspects of Tenant’s business operations previously conducted within the affected Premises to be carried on from an alternative location) for a period in excess of five (5) consecutive business days due to a Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If the entire

Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 15), arising out of or in connection with the failure of any security services, personnel or equipment.

C.     Additional Abatement. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any closure of 10% or more of the Premises by Landlord in connection with (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform which substantially interferes with Tenant’s use of or ingress to or egress from the Building or Premises (unless the repair or maintenance in question is necessitated by Tenant’s breach of this Lease or unless Tenant requests that Landlord perform such repair); or (ii) the presence of Hazardous Materials due to the acts or omissions of Landlord or Landlord’s agents, employees or contractors (any such set of circumstances to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive Business Days (the “Eligibility Period”), then the Rent payable hereunder shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or any portion thereof, in the proportion that the Rentable Area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area of the Premises.

D.     Actual Cost and Administrative Fees. When Tenant is required to pay Landlord for any utility as a direct reimbursement for above-standard usage, Tenant shall pay Landlord’s “actual cost” of providing such service to Tenant. “Actual cost” shall be the actual costs paid or incurred by Landlord (excluding any increases or write-ups for profit) in providing such utilities to Tenant; “actual cost” may, when warranted, included a commercially reasonable charge to offset anticipated costs attendant to the utility requested by Tenant, such as depreciation, increased wear and tear on, or shortened useful life of, certain infrastructure arising out of Tenant’s usage, but will not include any administrative charge or other write up to compensate Landlord for work performed by on-site employees or representatives unless and to the extent that Landlord is required to provide such employees or representatives additional compensation or benefits as a result of Tenant’s use of the utility in question. With respect to any services provided by Landlord, any administrative fee charged by Landlord in connection therewith shall be commercially reasonable.

8.	Premises Improvements.

All improvements to the Premises (collectively, “Premises Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord may require Tenant to remove, at Tenant’s expense, on or before the Termination Date: (1) Cable (defined in Section 9.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Specialty Alterations (collectively any such Cable or Specialty Alterations, the removal of which is properly required by Landlord being referred to as “Required Removables”). Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 10 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. In order for Landlord to require Tenant to remove any Required Removables, Landlord shall advise Tenant in writing, concurrently with Landlord’s consent to the construction of any Required Removables, as to which portions of the work in question constitute Required Removables. Notwithstanding the foregoing, with respect to any Specialty Alterations which are performed without Landlord’s consent in violation of Article 9 below, Landlord may require Tenant to remove and restore such Specialty Alterations at the end of the Term. As used herein, “Specialty Alterations” shall mean Alterations that are not “typical” office improvements or which would not be conducive for use by subsequent office occupants, and will also include any alterations that (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), or (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms).

9.	Repairs and Alterations.

A.     Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the interior part of the Premises (but not the Base Building) in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving the Premises exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.C. below. If Tenant fails to commence to make any repairs to the Premises which are required pursuant to this Section 9.A for more than 10 Business Days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, upon notice to Tenant, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 21 Business Days after receipt of an invoice accompanied by reasonably detailed back-up documentation, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.     Landlord’s Repair Obligations. Landlord, subject to inclusion in Expenses (except as provided below or in Exhibit E), shall keep and maintain in good repair and working order and commensurate with the condition and repair of Comparable Buildings, and make repairs to and perform maintenance upon: (1) the Base Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (the “Building Systems”); (3) the Common Areas; (4) the exterior windows of the Building; and (5) elevators serving the Building; provided, however, that the cost of maintaining and repairing the Base Building (other than the roof membrane and the Building Systems) shall be Landlord’s sole cost and expense. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

C.     Alterations.

(i)     Generally; Landlord’s Consent. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building or the Project (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which will not be unreasonably withheld or conditioned. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (1) the Alteration is not visible from the exterior of the Premises or Building; (2) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting, or costs less than $75,000.00 for any one project; and (3) does not require work to be performed inside the demising walls or above the ceiling of the Premises; and (4) will not affect the systems or structure of the Building or the Project. Landlord’s consent to any other proposed Alteration will not be unreasonably withheld, conditioned or delayed, unless Landlord reasonably determines that a Design Problem exists. A “Design Problem” is defined as, and will be deemed to exist if, such Alteration will (i) affect the exterior appearance of the Building; (ii) adversely affect the Base Building; (iii) adversely affect the Building Systems; (iv) unreasonably interfere with any other occupant’s normal and customary office operation or (v) fail to comply with applicable Laws.

(ii)     Requirements. Prior to starting work on any Alteration other than minor cosmetic work such as painting, wallpapering, or installation of carpet, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord. Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within fifteen (15) Business Days after delivery of Tenant’s written request; Landlord’s response shall be in writing and, if Landlord withholds its consent to any Alterations described in any such Plans, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval (including the Design Problem, if any, which is the basis for such disapproval), and the changes to Tenant’s plans which would be required in order to obtain Landlord’s approval. If Landlord fails to timely notify Tenant of Landlord’s approval or disapproval, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF SECTION 9(c)(ii) OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord, the Alterations in question shall be deemed approved by Landlord, and Tenant may, subject to the other provisions of this Article 9, perform such Alterations. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by

Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Section 9(c)(ii). The procedure set out above for approval of Tenant’s plans will also apply to any material change, addition or amendment to Tenant’s plans, which must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and the Project and, to the extent reasonably necessary to avoid disruption to the occupants of the Building and the Project, shall have the right to designate the time when Alterations may be performed. Landlord may hire outside consultants to review such documents and information if Landlord reasonably believes such consultants’ review to be necessary and Tenant shall reimburse Landlord for the actual cost thereof (without any mark-up for administrative costs) within 30 days after receipt of an invoice for sums paid by Landlord for same.

(b)     Landlord’s Construction Management Fee. With respect to any Alterations for which any Landlord oversight or coordination is required, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of such Alterations equal to 5% of the total cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Minor Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

10.	Use of Electrical Services by Tenant.

A.     Gas and electricity used by Tenant in the Premises shall be separately metered and payable by Tenant directly by Tenant to the applicable utility company. Gas and electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

B.     Tenant’s use of electrical service shall not exceed, either in voltage or overall load, the Electrical Capacity Level without Landlord’s prior written consent, which may be conditioned upon the requirement that Tenant, at Tenant’s cost, install such utility service upgrades as may be necessary to support such usage, and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant.

11.	Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises (during the final twelve (12) months of the Term), to clean and make repairs to the Premises. Landlord shall use commercially reasonable efforts to perform such work in a manner so as to minimize disruption to Tenant’s use of and access to the Premises (which obligation shall include the necessity of performing such work after normal business hours if the performance of such work would otherwise be unreasonably disruptive to Tenant’s business operations). Tenant may condition any entry by Landlord (except in the case of emergency) upon Landlord’s being accompanied by a representative of Tenant during any such entry; in connection therewith, provided that Tenant makes a representative of Tenant available at times reasonably requested by Landlord. Except in emergencies or to provide janitorial and other Building services required hereunder or requested by Tenant, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, subject to the provisions of Section 7.B above. Entry by Landlord shall not constitute constructive eviction or, subject to the provisions of Section 7.B, entitle Tenant to an abatement or reduction of Rent.

12.	Assignment and Subletting.

A.     Generally. Except as set forth herein to the contrary, Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section 12.B below. Without limitation, Landlord’s consent to a proposed Transfer, if required, shall not be considered unreasonably withheld if Landlord, in good faith, expressly withholds its consent on the basis of one or more of the following circumstances: (1) in the case of an assignment of Tenant’s interest in this Lease (as opposed to a sublease), the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building and Project tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building or the Project considering the business of the other tenants and the prestige of the Building and the Project, or would result in a violation of another tenant’s rights expressly set forth in such tenant’s lease agreement with Landlord; (3) the proposed transferee is a governmental agency unless Landlord has otherwise directly leased space in the Project to a similar governmental agency or consented to the subleasing by a Project tenant of a portion of the Project to a similar governmental agency as of the date of Tenant’s request for the proposed transfer, (4) during the first eighteen (18) months of the initial Term only, the proposed transferee is either then actively engaged in lease negotiations with Landlord for space at the Project or the proposed transferee is an occupant of the Building, the Property or the Project (provided, however, that Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of the Project if Landlord does not have space available for lease in the Project that is comparable to the space Tenant desires to sublet or assign. Landlord shall be deemed to have comparable space if it has, or will have, space available on any floor of the Building that is approximately the same size as the space Tenant desires to sublet or assign within 6 months of the proposed commencement of the proposed sublease or assignment); or (5) Tenant is in Default. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Notwithstanding the foregoing, if Landlord withholds its consent to a proposed Transfer, Tenant shall be entitled, at Tenant’s option, to seek a temporary injunction. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.     Procedure. As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with (x) financial statements for the proposed transferee, as well as (y) a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may, within seven (7) Business Days following Tenant’s delivery of the items described in clauses (x) and (y) above, reasonably request. Landlord shall, by written notice to Tenant within twenty (20) days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing (such refusal to specify in reasonable detail the grounds for Landlord’s refusal); or (2) except in the case of a Permitted Transfer, in the case of an assignment of this Lease or a sublease that would result in 50% or more of the Tenant’s Premises being subject to sublease for a term, with or without renewal options relating thereto, which is 50% or more of the then remaining Term of this Lease, terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. If Landlord fails to deliver to Tenant notice of Landlord’s consent or withholding of consent (or election to recapture, if applicable) with respect to a proposed Transfer within the twenty (20) days following Tenant’s submission of request for such consent, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 12.B OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s election within such five (5) business day period, Landlord shall be deemed to have approved the Transfer in question. Tenant shall pay Landlord a review fee of $2,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees associated with the review of a proposed Transfer) exceed $2,000.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C.     Excess Rent. Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of and specifically related to a Transfer (other than a Permitted Transfer) to the extent the same are in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any such excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess the following reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee): (i) brokerage fees, (ii) marketing costs, (iii) demising costs, (iv) the cost of design, permits and construction of tenant improvements, and (v) legal fees directly incurred by Tenant attributable to the Transfer, all such costs to be amortized on a straight-line basis, over the entire period for which Tenant is to receive excess Rent. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord.

D.     Corporate Ownership. If Tenant is a corporation, limited liability company, partnership or similar entity, and if an entity which owns or controls a majority of the voting shares/rights immediately prior to a transaction (including but not limited to a merger, consolidation or reorganization, subject to the provisions of Section 12.E below) ceases to own or control a majority of the voting/shares of Tenant immediately after such transaction, such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Notwithstanding the foregoing provisions of this Section 12.D to the contrary, the transfer of outstanding capital stock or other listed equity interests, or the purchase of outstanding capital stock or other listed equity interests, or the purchase of equity interests issued in an initial public offering of stock, by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange shall not be included in determining whether control has been transferred.

E.     Permitted Transfer. Notwithstanding anything in this Section 12 to the contrary, so long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the terms of this Section 12, Tenant may assign its entire interest under this Lease or sublease all or any portion of the Premises, without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly (or majority) owned by or under common control with Tenant (collectively, an “Affiliated Party”), or (b) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) Tenant is not in default under the Lease; (ii) the Permitted Use does not allow the Premises to be used for retail purposes; (iii) Tenant shall give Landlord written notice at least twenty-one (21) days prior to the effective date of the proposed Permitted Transfer (provided, however, that if Tenant is prohibited by applicable Laws or by contract from disclosing the proposed Permitted Transfer and/or the proposed Permitted Transferee prior to the effective date of the Permitted Transfer, Tenant shall provide written notice of such Permitted Transfer to Landlord within thirty (30) days following the effective date of such Permitted Transfer); and (iv) with respect to a proposed Permitted Transfer to an Affiliated Party, the Affiliated Party shall have a net worth equal to or greater than $200,000,000.00; and (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to $200,000,000.00. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.

13.	Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Premises, Building, Property, Project or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within twenty (20) days after notice to Tenant the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within thirty (30) days after receipt of an invoice from Landlord.

14.	Indemnity and Waiver of Claims.

A.     Tenant’s Indemnity. Subject to the provisions of Article 16 below, except to the extent caused by the negligence or willful misconduct of Landlord or its contractors, agents or employees (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article 26) and agents (“Landlord Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties and arising out of or in connection with an third party claim brought as a result of (i) damage or injury occurring in the Premises, or (ii) the acts or omissions (including violations of Law) of Tenant, the Tenant Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B.     Exculpation. Landlord and the Landlord Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building or the Project; (6) any act or omission of any party other than Landlord or Landlord Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article 15 below. The foregoing provisions of this Section 14.B shall in no way be construed to diminish, or excuse Landlord from, Landlord’s maintenance and repair obligations set forth elsewhere in this Lease.

C.     Landlord Indemnity. Subject to the provisions of Article 16 below, Landlord shall protect, indemnify, defend and hold Tenant harmless from and against any and all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) which may arise by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the common areas of the Project to the extent that such injury or damage shall be caused by or arise from the negligence or willful misconduct of Landlord or any of Landlord’s agents or employees.

15.	Insurance.

Tenant shall maintain in full force and effect during the entire term of this Lease, at its own cost and expense, the following policies of insurance:

A.     Commercial General Liability Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial General Liability insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $2,000,000 each occurrence (which limit shall apply to the Commercial General Liability and Umbrella Liability insurance policies cumulatively). If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. Said policy shall provide coverage for bodily injury, property damage and advertising/personal injury arising from premises, operations, independent contractors, products-completed operations, and liability assumed under an insured contract. Not more frequently than once each three (3) years, if, in the reasonable opinion of Landlord the amount of Commercial General Liability insurance coverage required hereunder at that time is not comparable to the levels of coverage reasonably required by owners of Comparable Buildings, Tenant shall increase the insurance coverage as reasonably required by Landlord provided that such increased coverage amount shall not be more than the amount customarily required by landlords for Comparable Buildings.

B.     Commercial Automobile Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial Automobile insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $1,000,000 each accident. Such insurance shall cover liability arising out of any auto (including owned, hired and non-owned autos).

C.     Workers’ Compensation Insurance and Employers’ Liability Insurance. Tenant shall carry Worker’s Compensation insurance as required by law and Employer’s Liability insurance in an amount equal to that currently maintained by Tenant, but not less than the following:

1.	Bodily Injury by Accident: $1,000,000 each accident;
2.	Bodily Injury by Disease: $1,000,000 policy limit; and
3.	Bodily Injury by Disease: $1,000,000 each employee.

D.     Commercial Property Insurance. Tenant shall carry Commercial Property insurance covering the Premises including fixtures, inventory, equipment, furniture and other personal property (collectively, “Tenant’s Property”), Premises Improvements (other than the Tenant Improvements),

Alterations and all other content of the Premises. The policy shall, at minimum, cover the perils insured under the ISO Special Causes of Loss Form (CP 10 30), but must include coverage for the following: vandalism, malicious mischief, sprinkler leakage. Such insurance shall be in an amount equal to 100% of the full replacement cost. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, or as is otherwise appropriate under the particular policy form.

E.     Additional Coverage. Landlord may reasonably require Tenant to procure and maintain other forms of insurance provided that the types and levels of coverage requested by Landlord shall be commensurate with the types and levels of coverage then typically required by owners of Comparable Buildings.

F.     Form of Insurance. All insurance required to be carried by Tenant hereunder:

1.     shall be issued by insurance carriers authorized to conduct business in the state in which the Premises are located and with an A.M. Best’s guide rating of no less than A- VII;

2.     shall be written as primary insurance over any insurance purchased by Landlord;

3.     shall contain a provision whereby each insurer agrees to give Landlord at least ten (10) days’ prior written notice of any cancellation;

4.     may provide for a deductible so long as the deductible does not exceed $25,000 per occurrence. Notwithstanding the foregoing, Landlord hereby agrees that Tenant’s insurance policies may provide for a Personal & Advertising Injury deductible equal to $500,000.00 and a workers’ compensation deductible in an amount equal to $150,000.00 per loss and $1,000,000.00 aggregate. Any increase in such deductibles shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

5.     shall be written on an “occurrence” basis (except for Tenant’s Personal & Advertising Injury Policy, which may be on a “claims made” basis). Except as expressly provided with respect to Tenant’s Personal & Advertising Injury Policy, any policies underwritten as “claims made” will not satisfy the insurance requirements outlined in this Section;

6.     with respect to the Commercial General Liability, Commercial Automobile Liability policies, Tenant shall ensure that the following are added by endorsement under the ISO (CG 20 11) or comparable form (it being agreed that a “Designated Insured” endorsement shall be sufficient as to the Commercial Automobile Liability policies) as additional insureds to the policies: Landlord, its parent companies, subsidiaries, affiliate companies and partnerships and all of its directors, officers, agents, representatives and employees; and

7.     with respect to Commercial Property insurance shall be provided under the form ACORD 24, and certificates of all other insurance and appropriate endorsements shall be provided under the form ACORD 25, said certificates shall be provided to Landlord five (5) days prior to occupancy and evidence of renewal shall be provided to Landlord concurrent with the expiry of each policy.

G.     Failure to Maintain. If Tenant shall fail to acquire and maintain the insurance required pursuant to this Section, Landlord may, in addition to any other rights and remedies available to Landlord, but shall not be obligated to, following notice to Tenant and Tenant’s failure to cure the same within five (5) Business Days, acquire such insurance and pay the premiums therefor, which premiums shall be payable by Tenant to Landlord immediately upon demand.

H.     Blanket Insurance. Tenant may, at its option, satisfy its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant provided that the same shall, in all respects, comply with the provision hereof. In such event, Tenant shall not be deemed to have complied with its obligation hereunder until Tenant shall have obtained and delivered to Landlord a certificate of insurance with appropriate endorsements, or upon Landlord’s reasonable request, a copy of said policy with endorsements.

I.     Insurance Maintained by Landlord. Landlord shall obtain and keep in force during the Term Commercial General Liability insurance, Commercial Property insurance and Boiler & Machinery insurance covering the Building, Property and permanent Tenant Improvements provided by Landlord, with coverages and in amounts reasonably deemed prudent by Landlord from time to time. Tenant shall pay to Landlord as Additional Rent Tenant’s Share of the cost of the premiums for all such insurance and the reasonable cost of Landlord’s insurance consultants. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that Tenant has no right to receive any proceeds from any insurance policies carried by Landlord.

16.	Subrogation.

Notwithstanding any provision of this Lease to the contrary, Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, Tenant Improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by commercial property insurance or boiler and machinery insurance required above. If the commercial property insurance and boiler and machinery insurance purchased by Tenant or Landlord as required above do not expressly allow the insured to waive rights of subrogation prior to loss, Tenant and Landlord shall cause the policies to be endorsed with a waiver of subrogation to the extent described in this Section 16. The cost of the endorsement, if any, shall be borne exclusively by Tenant and Landlord respectively.

17.	Casualty Damage.

A.     If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable (i.e., not reasonably usable or accessible for Tenant’s use) as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant; provided, however, that if the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct is business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result of the subject damage. Tenant’s abatement period shall continue until Tenant has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures, data and telecommunications cabling and equipment and to move in to the Premises over the course of one (1) full weekend. Landlord shall have the right to terminate this Lease if: (1) Landlord is not permitted by Law to rebuild the Building or the Project in substantially the same form as existed before the fire or casualty; (2) the Premises have been materially damaged (defined below) and there are less than 2 years of the Term remaining on the date of the casualty (provided, however, that Tenant shall have the right to exercise any then-available Renewal Option (defined in Article 36 below), and for such purposes, the provisions of Section 36.A.1 below stating that Tenant may not exercise the Renewal Option more than fifteen (15) months prior to the expiration of the current Term shall not apply); (3) the Premises have been materially damaged and any Mortgagee requires that substantially all of the insurance proceeds received by Landlord as a consequence of such damage be applied to the payment of the Mortgage debt; or (4) a material uninsured loss to the Building occurs (for the purposes of this clause (4), any loss which is not insured because Landlord failed to maintain the insurance coverage required pursuant to the provisions of this Lease shall not be deemed a “uninsured loss”); or (5) such restoration cannot, in Landlord’s reasonable determination, be made within two hundred seventy (270) days following the date of such damage. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty; provided, however, that as a condition to such termination, all other leases in the Building for premises which are similarly affected by such damage must be concurrently terminated. If Landlord does not terminate this Lease, subject to the provisions of Section 17.B below, Landlord shall commence and proceed with reasonable diligence to repair and restore the structure of the Building (excluding any Tenant Improvements or Alterations that were performed by or for the benefit of Tenant) using materials and workmanship equal to or better in quality than those originally incorporated into the Premises. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord plus any applicable deductible payment. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage.

B.     If all or any portion of the Premises shall be made untenantable (as described above) by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (the “Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of the damage, then regardless of anything in Section 17.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 Business Days after receipt of the Completion Estimate; provided, however, that as a condition to such termination by Landlord, all other leases in the Project for premises which are similarly affected by such damage must be concurrently terminated. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in the Completion Estimate (the “Outside Restoration Date”), then Tenant may terminate this Lease by written notice to Landlord. The Outside Restoration Date shall be postponed by (i) any delays caused by Tenant; and (ii) any delays caused by events of Force Majeure (up to a maximum of an additional sixty (60) days). Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have the right to terminate this Lease if the casualty or other loss or damage was caused by the negligence or intentional misconduct of Tenant.

C.     The provisions of this Lease, including this Article 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, the Property or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, the Property or the Project.

18.	Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building, Property or Project which would leave the remainder of the Building or the Project unsuitable for use as an office building or an office project in a manner comparable to the use of the Building or the Project prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building, Property or Project occurs. If this Lease is not terminated, the rentable square footage of the Building, the rentable square footage of the Premises, the Building’s allocable percentage of the Project and Tenant’s Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

19.	Events of Default.

A.     Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default (a “Default”):

1.     Tenant’s failure to pay when due all or any portion of the Rent within five (5) days of after delivery of notice from Landlord that the same is past due (“Monetary Default”).

2.     Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s intentional failure to comply with the same particular term, provision or covenant of this Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable Default by Tenant.

3.     Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

4.     The leasehold estate is taken by process or operation of Law.

B.     Landlord Default. Landlord shall be considered to be in default in the performance of any obligation to be performed by Landlord under this Lease (“Landlord Default”) if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after the date of delivery of written notice of such failure; provided, however, that if such failure cannot reasonably be cured within said thirty (30) day period (other than Landlord’s payment of any monetary obligation to Tenant), a Landlord Default shall exist only if Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or fails diligently to pursue the same to completion (but in no event later than ninety (90) days after the date of delivery of Tenant’s notice of such failure). In the event of a Landlord Default, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such Landlord Default and Tenant may pursue any and all remedies available to it at law or in equity.

20.	Remedies.

A.     Upon the occurrence of any Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein or as may be required by Law):

1.     Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(a)     The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(b)     The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(c)     The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(d)     Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e)     All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

2.     Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

3.     Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of a Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 20.A.1.

B.     The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

C.     TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

D.     No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

E.     If Tenant is in Default, then, to the extent permitted by Law, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of the maximum rate permitted by Law or the Prime Rate plus 5% per annum (the “Interest Rate”). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

F.     This Article 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

21.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. FOR PURPOSES HEREOF, “INTEREST OF LANDLORD IN THE PROPERTY” SHALL INCLUDE RENTS DUE FROM TENANTS, INSURANCE PROCEEDS, AND PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS (PRIOR TO THE DISTRIBUTION OF SAME TO ANY PARTNER OR SHAREHOLDER OF LANDLORD OR ANY OTHER THIRD PARTY). NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 26 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 26 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

22.	No Waiver.

Either party’s failure to declare a Default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.

Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23.	Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Parties.

24.	Intentionally Omitted.

25.	Holding Over.

A.     Generally. If Tenant fails to surrender the Premises in accordance with the terms of this Lease at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount equal to 150% of the Base Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover; provided, however, that Landlord agrees to diligently and in good faith attempt to mitigate any such damages.

B.     Permitted Holdover. Notwithstanding anything to the contrary set forth in this Section 25, so long as Tenant is not in Default, Tenant shall have the right to holdover (the “Permitted Holdover”) in the Premises for up to 3 consecutive one-month periods, commencing as of the first calendar month immediately following the expiration of the Term (as the same may be extended) (the “Permitted Holdover Period”), subject to the remaining terms of this Section 25, if Tenant delivers to Landlord prior written notice of Tenant’s intent to so occupy the Premises on or before the date that is six (6) months prior to the expiration of the Term (which notice shall specify whether Tenant shall hold over for one, two or three full months). If Tenant engages in a Permitted Holdover, then during the Permitted Holdover Period, Tenant shall occupy the Premises in its as-is condition and configuration subject to all the terms and conditions of this Lease, provided that solely during the Permitted Holdover Period, Tenant shall pay an amount (calculated on a per month basis without reduction for partial months) equal to 150% of the Base Rent plus 100% of all Additional Rent due for the period immediately preceding the Permitted Holdover Period. Tenant shall not be liable for any consequential damages suffered by Landlord during the Permitted Holdover Period. If Tenant engages in a Permitted Holdover, then if Tenant fails to vacate and surrender the Premises on or prior to expiration or earlier termination of the Permitted Holdover Period, Tenant shall be deemed in holdover of the Premises and such holdover shall be subject to the provisions of the first paragraph of this Section 25. Nothing herein shall grant Tenant the right to hold over or otherwise occupy the Premises at any time following the expiration or earlier termination of the Permitted Holdover Period.

26.	Subordination to Mortgages; Estoppel Certificate.

A.     Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building, the Property or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Notwithstanding the foregoing, Landlord will use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current Mortgagee in a form reasonable acceptable to that (Landlord’s Mortgagee’s current standard form of agreement) attached hereto as Exhibit G). “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant from any Mortgagee existing as of the Effective Date shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a Landlord Default, provided that Landlord used reasonable efforts to procure them. Notwithstanding the foregoing in this Article to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a commercially reasonable SNDA in favor of Tenant from any Mortgagee who comes into existence after the Effective Date. Such SNDA in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under this Lease and is not otherwise in Default, its right to possession and the other terms of this Lease shall remain in full force and effect. Such SNDA may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure Landlord Defaults and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of this Lease made without the express written consent of Mortgagee or any successor-in-interest (other than an amendment or modification reflecting the exercise by Tenant of a right or option expressly set forth herein); (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord) except to the extent such act, or omission continues following such Mortgagee’s or successor’s succession to Landlord’s interest hereunder, (ii) the breach of any warranties or obligations relating to construction of improvements on the Project or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).

B.     Within 10 Business Days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the Commencement Date for the initial Premises and the Additional Premises; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) the fact that there are no current Defaults or Landlord Defaults except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary or purchaser; provided, however, that if, at the time that such estoppel certificate request is delivered to Tenant, the estoppel certificate has been completed with factual information concerning the terms of this Lease, no such completed terms shall be deemed to amend or revise the provisions of this Lease. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such 10 Business Day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

C.     Landlord shall, within fifteen (15) Business Days after receipt of a written request from Tenant, execute and deliver a commercially reasonable estoppel certificate to Tenant’s lender, assignee or subtenant; provided, however, that in no event shall Landlord be obligated to deliver more than one (1) estoppel in any twelve (12) month period during the Term. Such estoppel certificate shall provide a certification solely as to (i) the status of this Lease, (ii) Landlord’s then-current actual knowledge of the existence of any defaults hereunder, and (iii) the amount of rent that is due and payable under this Lease.

27.	Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

28.	Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (provided, however, that any notice received given on a weekend or holiday shall be deemed received or given on the next-succeeding Business Day) or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in the manner described in this Article.

29.	Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building or the Project. Landlord excepts and reserves exclusively to itself the use of: (1) roofs (subject, however, to Tenant’s rights under Sections 32 and 33 below), (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or the Project. Landlord has the right, upon reasonable prior notice to Tenant, to change the Building’s or Project’s name or address. Landlord also has the right to make such other changes to the Building, Property and Project as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use or have access to Tenant’s parking allocation. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

30.	Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article 8. If Tenant fails to remove any of Tenant’s Property as of the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 10 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

31.	Signage

A.     Building Signage.

1.     Tenant shall be entitled to the greater of: (i) one (1) exclusive tenant identification sign that does not to exceed 75 square feet, or (ii) Tenant’s pro rata share of the maximum exterior signage permitted by applicable Laws that is allocated to the parcel on which the Building is located. Such signage shall be referred to herein as the “Building Signage”. The exact location of the Building Signage shall be determined by Tenant, subject to all applicable Laws, any reasonable signage guidelines for the Project established by Landlord that are provided to Tenant prior to installation of the Building Signage, and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such right to the Building Signage is personal to Tenant (and any Permitted Transferee) and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to the City of San Mateo and to any other public authorities having jurisdiction and shall obtain written approval from Landlord (not to be unreasonably withheld, conditioned or delayed) and, if applicable, each such jurisdiction prior to installation, and shall comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of such maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for the cost of any electrical energy used in connection with the Building Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in Default; (ii) Tenant leases less 50% of the Building, or (iii) Tenant occupies less than 50% of the Premises, or (iv) this Lease shall terminate or otherwise no longer be in effect.

2.     Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within thirty (30) days following delivery of an invoice therefor accompanied by reasonable supporting documentation. The rights provided in this Section 31.A shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

B.     Monument Signage.

1.     So long as (a) Tenant is not in Default; and (b) Tenant has not assigned this Lease (other than to a Permitted Transferee) and leases at least 50% of the rentable area of the Building, Tenant shall have the right to have its name listed on the shared monument sign for the Project (the “Monument Sign”), subject to the terms of this Section. The design, size and color of Tenant’s signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and any applicable governmental authorities. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s right to place its name on the Monument Sign shall be free of charge during the Term. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign.

2.     Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

3.     If during the Term (and any extensions thereof) (a) Tenant is in Default; (b) Tenant leases less than 50% of the Building; or (c) Tenant assigns this Lease (other than to a Permitted Transferee), then Tenant’s rights granted herein will terminate and Landlord may remove Tenant’s name from the Monument Sign at Tenant’s sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. The cost of such removal and restoration shall be payable as additional rent within thirty (30) days following Landlord’s demand. Landlord may, at any time during the Term (or any extension thereof), upon five (5) days prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign. The cost of such relocation of Tenant’s name shall be at the cost and expense of Landlord.

4.     The rights provided in this Section 31.B shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

C.     Lobby Signage. Subject to the terms of Section 9 of this Lease, provided that Tenant leases the entire Building, Tenant may install signage in the lobby of the Building that is visible from the exterior of the Building through the entry doors. Such signage shall be designed, constructed, installed, insured, maintained, repaired and removed from the lobby all at Tenant’s sole cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s lobby signage.

32.	Roof Space.

A.     Tenant shall have the right to lease space on the roof of the Building for the purpose of installing (in accordance with Section 9.C of the Lease), operating and maintaining a thirty (30)

inch dish/antenna or other communication device approved by the Landlord, such approval not to be unreasonably withheld, conditioned or delayed (the “Dish/Antenna”), free of monthly rental charge during the initial Term. The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord and shall not exceed 100 square feet (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term; provided, however that Landlord shall use reasonable efforts to minimize any interference to the operation of the Dish/Antenna associated with any such relocation, including that the area to which the Dish/Antenna shall be relocated shall be an area in which the Dish/Antenna is able to function properly. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The precise specifications and a general description of the Dish/Antenna along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than twenty (20) days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord reasonably deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

B.     Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

C.     The installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

D.     Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing tenants of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space.

E.     Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

F.     The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

G.     In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

H.     Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose other than to serve the Premises, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

I.     Tenant acknowledges that Landlord may at some time establish a commercially reasonable standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not adversely alter the rights of Tenant hereunder with respect to the Roof Space or impose any additional material obligations on Tenant with respect to the Roof Space.

J.     Tenant specifically acknowledges and agrees that the terms and conditions of Article 14 above (Indemnity and Waiver of Claims) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

K.     If Tenant is in Default, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of a Default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any.

33.	Solar Panels

A.     So long as Tenant is not in Default, subject to the provisions of this Section 33, Tenant, at its cost, shall be permitted during the Term (including any extension or renewal thereof) to access the roof of the Building from time to time for the purpose of installing, operating, maintaining, repairing and removing solar panels (individually or collectively, the “Solar Panels”) in connection with Tenant’s permitted use of the Premises. The manner in which Tenant and its authorized agents and employees access the roof of the Building pursuant to this Section 33, the safety protocols required for such access to the roof, the weight and sizes of the Solar Panels, the path of travel and general location in which Tenant shall be permitted to install operate the Solar Panels, and the manner of connection of the Solar Panels to the electrical system in the Building or to Tenant’s products for testing purposes shall be subject to the compliance by Tenant, any Tenant Entities and contractors with any rules, regulations or guidelines established by Landlord in connection with such access (collectively, the “Access Plan”).

B.     In the event Tenant affixes or otherwise attaches any Solar Panels on the roof of the Building, the number of Solar Panels Tenant installs pursuant to this Section 33, the location on the roof in which the Solar Panels may be installed (the “Solar Roof Space”) and the manner in which the Solar Panels are installed shall be subject to Landlord’s approval in its reasonable discretion. Landlord reserves the right to require Tenant to relocate the Solar Roof Space at Landlord’s cost if Landlord determines in good faith that such relocation is reasonably necessary, provided that Landlord’s designation of relocated Solar Roof Space shall take into account Tenant’s use of the Solar Panels and the associated need to maximize solar exposure in any such location. Notwithstanding the foregoing, Tenant’s right to affix or otherwise attach any Solar Panels shall be subject to the terms of Section 9 of this Lease, including the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications (“Solar Plans and Specifications”) of the Solar Panels (including without limitation the weight and size of the Solar Panels), the manner in which the Solar Panels (if any) are attached to the roof of the Building (which installation shall not penetrate the roof, except for wiring from the Solar Roof Space to the Premises, if any) and the manner in which any cables are run to and from the Solar Panels; Landlord’s approval not to be unreasonably withheld. If Tenant replaces any attached Solar Panels during the Term, the precise specifications and a general description of any replacement Solar Panels along with Solar Plans and Specifications and all documents Landlord reasonably requires to review the installation of such replacement Solar Panels shall be submitted to Landlord for Landlord’s written approval (not to be unreasonably withheld) no later than twenty (20) days before Tenant commences such replacement of such Solar Panels. Landlord makes no representations or warranties concerning the suitability of the Building for the installation, operation, maintenance or use of the Solar Panels, and reserves the right to approve or disapprove the installation of any Solar Panels that Landlord or Landlord’s consultants reasonably determine might adversely impact the roof or any warranty on the roof, the structural integrity of the Building or any Building System.

C.     Tenant specifically acknowledges and agrees that the terms and conditions of Sections 9, 14 and 15 of the Lease shall apply with full force and effect to the Solar Roof Space and any other portions of the roof accessed or utilized by Tenant or any Tenant Entity. Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory permits and approvals and complying with all applicable Laws for any access to the roof of the Building and for the installation, use, maintenance and removal of the Solar Panels. In the event Tenant is unable to obtain the necessary permits and approvals from any applicable governmental authorities for the Solar Panels, Tenant shall have no remedy, claim or recourse against Landlord, nor shall such failure or inability to obtain permits and approvals provide Tenant the right to terminate this Lease. If Landlord determines that Tenant or any Tenant Entities fail to comply with the Access Plan or that any affixed or otherwise attached Solar Panels do not comply with the approved Solar Plans and Specifications, that any portion of the Building has been damaged during installation of the Solar Panels or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such failure to follow the Access Plan and/or such installation. To the extent Tenant affixes or otherwise attaches any Solar Panels to the Solar Roof Space, if at any time Landlord reasonably deems it necessary or advisable, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Solar Panels (the “Solar Aesthetic Screening”).

D.     Tenant shall have access to the roof of the Building and the Solar Roof Space for the purpose of maintaining, repairing and removing the Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, at Tenant’s sole cost and risk in full compliance with the Access Plan. Landlord shall retain the key to the roof, and Tenant shall check the key in and out from the Building manager as needed. Only authorized engineers, employees or properly authorized contractors of Tenant, government inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Solar Roof Space. Tenant shall maintain a log documenting the time, duration and name of persons who access the roof of the Building and the Solar Roof Space, and Tenant shall provide Landlord with a copy of such log on a weekly basis. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Solar Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Solar Roof Space and the frequency of their visits. Tenant also agrees that Tenant and other people requiring access to the roof of the Building and the Solar Roof Space shall not access any portion of the roof of the Building that is above any other tenant’s (as opposed to a subtenant of Tenant) space. The access, installation, maintenance, operation and removal of the Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant shall only use established walkpaths to access the roof of the Building and the Solar Roof Space, and Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building which may be caused by Tenant or any Tenant Entity or contractor. Neither Landlord nor any Landlord Party shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Solar Roof Space. Landlord shall inspect and document the condition of the roof of the Building and the Solar Roof Space as of the Commencement Date of this Lease, and may continue to inspect the roof of the Building and the Solar Roof Space at any time to ensure Tenant’s compliance with the provisions of this Section 33 and the Access Plan; provided, however, that Landlord shall use reasonable efforts during any such inspection not to interfere with the operation of the Solar Panels or to damage Solar Panels or any associated equipment. At Tenant’s request, Tenant may accompany Landlord on any such inspection in order to assure that any such Solar Panels are not damaged or interfered with during any such inspection.

E.     Tenant agrees that the access, installation, use or maintenance of the Solar Panels shall not cause any interference with the Building systems (including the Building heating, ventilation and air conditioning system) or the use by Landlord or any other tenant of the Building. In the event Tenant’s equipment causes such interference, Tenant will take any steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the sole but good faith judgment of Landlord, then Tenant agrees to remove the Solar Panels from the Solar Roof Space. Tenant shall, at its sole cost and expense, and at its sole risk, operate and maintain the Solar Panels in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the federal government and of the state, city and county in which the Building is located. Any access to the Roof Space by Tenant or any Tenant Entities or contractors shall comply with all Regulations, including without limitation California Division of Occupational Safety and Health requirements.

F.     The Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, shall remain the personal property of Tenant during the Term. At the expiration or earlier termination of the Term, Landlord may determine whether or not the Solar Panels, appurtenances and the Solar Aesthetic Screening shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Solar Roof Space free of all trash or waste materials produced by Tenant or any Tenant Entities.

G.     In light of the specialized nature of the Solar Panels, Tenant shall be permitted to utilize the services of its selected contractor for operation, removal and repair of any affixed or otherwise attached Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, subject to the reasonable prior approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If required by Landlord, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor.

H.     If Tenant is in Default, Landlord shall be permitted to exercise all remedies provided under the terms of this Lease, including prohibiting further access to the Solar Roof Space, removing any affixed or otherwise attached Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, and restoring the Building and the Solar Roof Space to the condition that existed prior to the installation of the Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any. If Landlord removes any affixed or otherwise attached Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, as a result of a Default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Solar Panels, the appurtenances and the Solar Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Solar Roof Space caused by the installation, operation or maintenance of the Solar Panels, the appurtenances, and the Solar Aesthetic Screening, if any.

I.     The Solar Panels and Solar Roof Space may be used by Tenant only in the conduct of Tenant’s customary business in the Premises. Tenant’s rights pursuant to this Section 33 are personal to the named Tenant under this Lease and any Permitted Transferee pursuant to a Permitted Transfer and are not transferable.

34.	Bicycle Storage Area.

Subject to the terms of this Article 34, Tenant may install up to four (4) enclosed bicycle storage lockers located in an area approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Storage Area”) for the purpose of storing bicycles used by Tenant’s employees and otherwise in accordance with the terms of Article 9 of this Lease (including, without limitation, designating such Storage Area as a Required Removable). In selecting the bicycle storage lockers to be installed by Tenant, Tenant shall select the smallest available lockers that will store up to 2 bicycles in each locker. Tenant shall not store any items other than bicycles and related bicycle equipment in the Storage Area, nor shall Tenant store anything that is unsafe or otherwise may create a hazardous condition, or that may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Landlord shall not be liable for any theft or damage to any bicycles stored in the Storage Area, it being understood that Tenant is using the Storage Area at its own risk. Tenant shall be responsible for maintaining the Storage Area at Tenant’s sole cost and expense. Upon expiration or earlier termination of the Term, Tenant shall completely vacate and surrender the Storage Area to Landlord (and the bicycle storage lockers located therein shall remain in place), empty of all stored items placed therein by or on behalf of Tenant. All terms and provisions of this Lease shall be applicable to the Storage Area, including, without limitation, Articles 14 (Indemnification), and 15 (Insurance), except that Landlord need not supply any services to the Storage Area and the Storage Area shall not be part of the “Premises” for purposes of calculating the rentable square footage of the Premises or Tenant’s Share. Tenant agrees that Landlord shall not be liable therefor and that the availability or non-availability of the Storage Area as a result of any applicable Laws and Tenant’s right to use the Storage Area shall not affect any of Tenant’s other obligations under this Lease.

35.	Letter of Credit

Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) in the total amount of One Million Dollars ($1,000,000.00) as follows: (i) concurrently with the execution and delivery of this Lease by Tenant, a Letter of Credit in the amount of $200,000.00; (ii) upon the earlier to occur of: (A) November 1, 2010, or (B) the date that is ninety (90) days prior to the Target Initial Premises Commencement Date, Tenant shall increase the Letter of Credit from $200,000.00 to $400,000.00; (iii) upon the Initial Premises Commencement Date, Tenant shall increase the Letter of Credit from $400,000.00 to $600,000.00; (iv) within ninety (90) days following the Initial Premises Commencement Date, Tenant shall increase the Letter of Credit from $600,000.00 to $800,000.00; and (v) within one hundred eighty (180) days following the Initial Premises Commencement Date, Tenant shall increase the Letter of Credit from $800,000.00 to $1,000,000.00. All such increases shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the increased amount or an amendment to the original Letter of Credit increasing the applicable amount, at Tenant’s option, which substitute Letter of Credit or amendment shall comply with the requirements of this Article. The following terms and conditions shall apply to the Letter of Credit:

(1)     The Letter of Credit shall be in favor of Landlord, shall be issued by a bank acceptable to Landlord with a Standard & Poors rating of “A” or better (Landlord hereby consents to US Bank as the issuing bank), shall comply with all of the terms and conditions of this Article and shall otherwise be in the form attached hereto as Exhibit H.

(2)     The Letter of Credit or any replacement Letter of Credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than two months subsequent to the Termination Date (the “LOC Expiration Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Tenant understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Tenant to maintain an irrevocable Letter of Credit in favor of Landlord through the LOC Expiration Date.

(3)     Landlord, or its then authorized representative, upon Tenant’s failure to comply with one or more provisions of this Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, without prejudice to any other remedy provided in this Lease or by Regulations, shall have the right from time to time to make one or more draws on the Letter of Credit and use all or part of the proceeds in accordance with Section (4) below. In addition, if Tenant fails to furnish a renewal or replacement letter of credit complying with all of the provisions of this Article 35 at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Article 35. Funds may be drawn down on the Letter of Credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then authorized representative’s) certification set forth in Exhibit H.

(4)     Tenant acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any rent or other amounts payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (c) against any costs incurred by Landlord arising out of a Tenant Default (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s Default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within sixty (60) days after the LOC Expiration Date the amount of any proceeds of the

Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor, or an involuntary petition is filed against Tenant or any guarantor by any of Tenant’s or guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(5)     If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the amount required by this Article 35, Tenant shall, within ten (10) Business Days after notice from Landlord, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount required pursuant to this Article 35 or an amendment to the then-existing Letter of Credit achieving the same result), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 35, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable Default. If, however, Tenant timely provides Landlord with such additional letter(s) of credit or replacement letter of credit, as described above, Landlord will promptly return to Tenant any retained cash from Landlord’s prior draw which was not applied pursuant to clause (4) above. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(6)     Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s Mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s Mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten (10) days after Landlord’s written request therefor.

(7)     If the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Landlord. However, if (a) the Letter of Credit is not timely renewed, or (b) a substitute Letter of Credit, complying with all of the terms and conditions of this paragraph is not timely received, Landlord may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Article 6 of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant all attorneys’ fees and costs incurred in connection with the review of any proposed substitute Letter of Credit pursuant to this Section.

(8)     Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in effect, to the extent the same (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 35 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Entities, including any damages Landlord suffers following termination of this Lease.

(9)     Notwithstanding anything to the contrary contained in this Lease, in the event that at any time the financial institution which issues said Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute letter of credit that satisfies the requirements of this Lease hereby from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

(10)     Subject to the remaining terms of this Section 35, and provided no Default has occurred in the twelve (12) month period prior to the applicable reduction, Tenant may reduce the face amount of the of Letter of Credit as follows (provided that in no event shall the Letter of Credit amount be less than $269,379.00): (i) Tenant may reduce the face amount of the Letter of Credit by an amount equal to two (2) months of Base Rent for the entire Premises (i.e., 68,025 rentable square feet) at the Applicable Rate (as defined below) effective as of the first day of the 37th month of the Term; (ii) Tenant may reduce the face amount of the Letter of Credit by two (2) months of Base Rent for the entire Premises at the Applicable Rate effective as of the first day of the 49th month of the Term; (iii) if Tenant’s Financial Information (defined below) reflects 5 consecutive calendar quarters of profitability, as determined by Landlord, during the time period immediately preceding Tenant’s request for reduction in the Letter of Credit amount, Tenant shall have the right to reduce the Letter of Credit by three (3) months of Base Rent for the entire Premises at the Applicable Rate; and (iv) if Tenant’s Financial Information demonstrates that Tenant has a tangible net worth in excess of $200,000,000.00, Tenant shall have the right to reduce the face amount of the Letter of Credit by three (3) months of Base Rent for the entire Premises at the Applicable Rate. Each of the events described in subclauses (i) through (iv) above shall be referred to as an “Event”. As used herein, the “Applicable Rate” means: (A) with respect to the first Event to occur, $1.90 per rentable square foot (provided, however, that if the first Event involves a Letter of Credit reduction by three (3) months of Base Rent, the Applicable Rate means $1.90 per rentable square foot with respect to two (2) of the three (3) months of Base Rent), and (B) with respect to the second, third and fourth Events (if any) to occur, $1.98 per rentable square foot (provided, however, that if the first Event involves a Letter of Credit reduction by three (3) months of Base Rent, the “Applicable Rate” means $1.98 per rentable square foot with respect to one (1) of the three (3) months of Base Rent). Any reduction in the Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount, which substitute Letter of Credit shall comply with the requirements of this Article 35, or, alternatively, with an amendment to the then-existing Letter of Credit in the reduced face amount. If Tenant is entitled to a reduction in the Letter of Credit amount, Tenant shall provide Landlord with written notice requesting that the Letter of Credit amount be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of any Reduction Notice requesting a reduction in clauses (iii) and (iv), Tenant shall deliver to Landlord for review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm acceptable to Landlord, and any other financial information requested by Landlord (“Tenant’s Financial Information”).

36.	Option to Renew.

A.     Provided Tenant is not in Default at the time Tenant delivers a Renewal Notice (defined below) or as of the commencement of the applicable Renewal Term (defined below), have two (2) options to renew (each, a “Renewal Option”) the Term of this Lease for a term of five (5) years each (each, a “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

1.     If Tenant elects to exercise the applicable Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen months (15) prior to the expiration of the then current Term of this Lease but no later than the date which is twelve (12) months prior to the expiration of the then current Term of this Lease (the “Renewal Notice”). If Tenant fails to provide such notice, Tenant shall have no further right to extend or renew the Term of this Lease.

2.     The Base Rent in effect (i) during the first Renewal Term shall be 95% of the Prevailing Market Rate (defined below), and (ii) during the second Renewal Term, if any, shall be 100% of the Prevailing Market Rate. Without triggering the exercise by Tenant of the Renewal Option and not more than once, Tenant, may also request and Landlord shall provide (within thirty (30) days after receipt of Tenant’s written request therefor), for informational purposes only, Landlord’s good faith estimate, as of the date of Tenant’s request, of the Base Rent applicable to the Renewal Term; provided, however, that such good faith estimate shall not be binding on Landlord and the Base Rent applicable to the Renewal Term shall be determined as set forth in this Section 36 at the time that Tenant actually exercises its Renewal Option in accordance with this Section. Said request for the new Base Rent (including any request made pursuant to the immediately preceding sentence) shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Section 36.

(a)     Landlord shall advise Tenant of Landlord’s good faith determination of the new Base Rent for the Premises no later than thirty (30) days after Tenant’s delivery of a Renewal Notice. If Tenant disagrees with Landlord’s determination, Tenant may notify Landlord, and, thereafter, the parties shall, in good faith, negotiate in an attempt to reach agreement upon the applicable Base Rent for the Premises for the applicable Renewal Term. If, however, Tenant and Landlord are unable to agree on the Base Rent rate for a Renewal Term not later than sixty (60) days prior to the expiration of the then current Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market Rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the San Mateo/Foster City/Redwood Shores, California area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(b)     Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market Rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market Rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market Rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(c)     If the Prevailing Market Rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the then current Term until such time as the Prevailing Market Rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term.

B.     This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee (other than a Permitted Transferee) or sublessee have any rights to exercise this Renewal Option.

C.     If Tenant fails to validly exercise the first Renewal Option, Tenant shall have no further right extend the Term of this Lease. In addition, if both Renewal Options are validly exercised or if Tenant fails to validly exercise the second Renewal Option, Tenant shall have no further right to extend the term of this Lease.

D.     For purposes of the Renewal Option, “Prevailing Market Rate” shall mean the arms’ length fair market annual rental rate per rentable square foot under new leases entered into on or about the date on which the Prevailing Market Rate being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the San Mateo/Foster City/Redwood Shores, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant, including, without limitation, that the Lease shall continue to provide that there shall be no additional rent or charge for parking during the Renewal Term. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs (but disregarding any core and shell modifications or tenant improvements that are above-standard office improvements paid for by Tenant) and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, as well as relevant information contained in leases being entered into in the applicable geographic area at the time that Prevailing Market is being determined pursuant to the terms of this Lease.

37.	Right of First Refusal

A.     Commencing upon the Effective Date and ending on the date that is the last day of the twelfth (12th) month of the Term, Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) with respect to any space located in Building E (the “Refusal Space”); provided, however, that in no event shall the Refusal Space be comprised of less than one full floor of Building E; (from and after the first day of the thirteenth (13th) month of the Term, provided that Tenant has neither exercised its Right of First Refusal nor leased any space in the building commonly known as Building E of the Project and shown on the site plan attached hereto as Exhibit A-1 (“Building E”), Tenant’s Right of First Refusal shall be null and void and Tenant shall instead have the Right of First Offer described in Article 38 below). Tenant’s Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space (the “Prospect”), who has proposed to lease the Refusal Space upon terms and conditions that Landlord is willing to accept, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within five (5) Business Days after the date of the delivery of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if: (a) Tenant is in Default at the time that Landlord would otherwise deliver the Advice; (b) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; (c) this Lease has been assigned (other than pursuant to a Permitted Transferee) prior to the date Landlord would otherwise deliver the Advice; or (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice. If Tenant fails to respond within such five (5) Business Day period or declines to lease the Refusal Space, Landlord may lease the Refusal Space to the Prospect and shall not be required to provide another Advice to Tenant if the terms upon which Landlord is willing to lease the Refusal Space to such Prospect change; provided, however, that if Landlord modifies the terms so that they are substantially more favorable (described below) to any Prospect than those set forth in the first Advice, then Tenant shall once again have a Right of First Refusal with respect to such Refusal Space and Landlord, before leasing such Refusal Space to such Prospect, shall provide Tenant with written notice advising Tenant of the terms under which Landlord is prepared to lease such Refusal Space to such Prospect, whereupon Tenant may lease the Refusal Space, in its entirety only, under such terms, by delivering written notice of exercise to Landlord within five (5) Business Days after the date of the second Advice. For purposes hereof, the terms offered to another party (the “Proposed Terms”) shall not be deemed to be substantially more favorable than those set forth in the first Advice if the net effective annual rent for the Refusal Space as provided under the Proposed Terms is less than 95% of the net effective annual rent for the Refusal Space as provided under the first Advice, as determined in good faith by Landlord using a commercially reasonable discount rate selected in good faith by Landlord and taking into account all proposed material economic terms relating to the Refusal Space, including, without limitation, the length of the term, the net rent, any base year, any tax or expense escalation or other financial escalation, and any allowances or other financial concessions, but excluding any right to extend the term or any right to expand the leased premises (whether in the form of an expansion option, a right of first offer or refusal, or any similar right).

B.     If Tenant exercises the Right of First Refusal, the term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Tenant shall pay Base Rent and Tenant’s Share of Expenses and Taxes for the Refusal Space in accordance with the terms and conditions of the Advice. Notwithstanding anything elsewhere in this Article to the contrary, any leasing of the Refusal Space under this Article will not include terms or provisions of the Advice that are specific to the parties involved in the transaction giving rise to the Advice, such as options or rights to expand, contract; security deposit; and any rights that are personal to the third party making the Advice.

C.     The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences provided that (i) if the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space prior to Tenant’s obligation to take possession of, or pay rent for, the Refusal Space and (ii) if the Advice does not specify that Landlord will perform initial improvement work within the Refusal Space, the Advice must provide for a reasonable period of time in which Tenant may construct improvements within the Refusal Space prior to the commencement of Tenant’s obligation to pay Rent for the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party; except that if Landlord is delayed delivering to Tenant possession of the Refusal Space for a period of one hundred twenty (120) days beyond the date stated in the Advice or otherwise agreed to by Tenant and Landlord in writing (the “Target Refusal Space Delivery Date”), then Tenant shall have the right, to be exercised by written notice delivered to Landlord on or before the earlier to occur of (a) the one hundred thirtieth (130th) day after the Target Refusal Space Delivery Date and (b) the date of Landlord’s delivery of such space to Tenant, to rescind its election to add the applicable Refusal Space to the Premises, in which event Landlord will be free to lease such portion of the Refusal Space to a third party on such terms as Landlord, in Landlord’s sole discretion, deems appropriate; provided, however, that such one hundred twenty (120) day period shall be extended (up to a maximum of an additional sixty (60) days) for Force Majeure delays.

D.     The rights of Tenant hereunder with respect to any Refusal Space shall terminate on the earlier to occur of (a) the last day of the 12th month of the Term; (b) with respect to any Refusal Space regarding which Landlord delivered an Advice to Tenant, Tenant’s failure to exercise its Right of First Refusal within the five (5) Business Day period provided in Section A above; and (c) with respect to any Refusal Space regarding which Landlord otherwise would have delivered an Advice, the date Landlord would have provided Tenant such Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above.

E.     If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute (or make good faith comments to) and return the Refusal Space Amendment to Landlord within ten (10) Business Days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

F.     Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (a) the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space as of the Effective Date, and (b) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the Effective Date hereof.

38.	Right of First Offer.

A.     From and after the first day of the thirteenth (13th) month of the Term, provided that Tenant has neither exercised its Right of First Refusal nor leased any space in Building E, Tenant’s Right of First Refusal shall be null and void and Tenant shall instead have the Right of First Offer described in this Article 38. Provided Tenant is not then in Default, Tenant shall have a one-time right of offer (the “Offer Right”) to lease space located in Building E (provided that in no event shall such space consist of less than one full floor of Building E) (the “Potential Offer Space”) at such time as such Potential Offer Space becomes Available (defined below). Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the Offer Space has become Available (defined below), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offer Space to Tenant on the terms set forth in the Advice, which terms shall reflect the Prevailing Market Rate for the Offer Space as reasonably determined by Landlord. For purposes hereof, an Offer Space shall be deemed to become “Available” as follows: (i) if the Offer Space is not under lease to a third party as of the Effective Date, the Offer Space shall be deemed to first become Available if, after Landlord’s first leasing of the Offer Space following the date of this Lease is mutually executed and delivered but prior to Landlord’s next leasing of the Offer Space (other than to the existing tenant) Landlord has located a prospective tenant (other than the existing tenant) that may be interested in leasing the Offer Space; and (ii) thereafter, or if the Offer Space is under lease to a third party as of the date of mutual execution and delivery of this Lease, the Offer Space shall be deemed to become Available when Landlord has determined that the third-party tenant of the Offer Space will not extend or renew the term of its lease, or enter into a new lease, for the Offer Space. Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) Business Days after the date of the Advice, failing which Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space. If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Article 38, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of this Lease, except as set forth in Landlord’s notice and as follows:

(1)     Tenant’s Share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be.

(2)     the subject Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Advice.

(3)     Tenant shall, prior to the beginning of the term for the subject Offer Space, as the case may be, execute the Offer Amendment (defined below) confirming the inclusion of the subject Offer Space and the Base Rent applicable thereto. The Term with respect to the Offer Space shall end, unless sooner terminated pursuant to the terms of this Lease, on the Termination Date, it being the intention of the parties hereto that the term for the Offer Space and the Term for the initial Premises shall be coterminous.

B.     Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Advice, if: (a) Tenant is in Default at the time that Landlord would otherwise deliver its Advice for the subject Offer Space as described above; (b) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver its Advice as described above; (c) this Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver its Advice as described above; (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; (e) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; (f) the existing tenant in the subject Offer Space is interested in extending or renewing its lease for such Offer Space or entering into a new lease for such Offer Space; or (g) as of the date Landlord would have provided an Advice to Tenant pursuant to the terms of this Article, Tenant leases space in Building E (either pursuant to the Right of First Refusal or otherwise).

C.     If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party; except that if Landlord is delayed delivering to Tenant possession of the Offer Space for a period of one hundred twenty (120) days beyond the date stated in the Advice or otherwise agreed to by Tenant and Landlord in writing (the “Target Offer Space Delivery Date”), then Tenant shall have the right, to be exercised by written notice delivered to Landlord on or before the earlier to occur of (a) the one hundred thirtieth (130th ) day after the Target Offer Space Delivery Date and (b) the date of Landlord’s delivery of such space to Tenant, to rescind its election to add the applicable Offer Space to the Premises, in which event Landlord will be free to lease such portion of the Offer Space to a third party on such terms as Landlord, in Landlord’s sole discretion, deems appropriate, subject to the provisions of Section 37.D below regarding the reinstatement of Tenant’s rights hereunder; provided, however, that such one hundred twenty (120) day period shall be extended (up to a maximum of an additional sixty (60) days) for Force Majeure delays.

D.     The rights of Tenant hereunder with respect to any Offer Space shall terminate on the earlier to occur of: (a) the date that is twelve (12) months prior to the Termination Date (unless Tenant has exercised its Renewal Option); (b) Tenant’s failure to exercise its offer right with respect to such Offer Space within the five (5) Business Day period provided in Section A above; (c) simultaneously with Tenant’s providing Landlord with a Notice of Exercise; and (d) the date Landlord would have provided Tenant an Advice with respect to such Offer Space if Tenant had not been in violation of one or more of the conditions set forth in Section B above. In addition, if Landlord provides Tenant with an Advice for any Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Potential Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Offer Right, but failed to provide Landlord with a Notice of Exercise within the five (5) Business Day period provided in Section A above, and (ii) Landlord does not enter into a lease for the Offer Space with the prospect or any other prospect within a period of six (6) months following the date of the Advice, Tenant shall once again have an Offer Right with respect to such Offer Space. In addition, Tenant shall once again have the Offer Right with respect to the Offer Space if, within such six (6) month period, Landlord proposes to lease the Offer Space to the prospect or any other prospect on terms that are substantially different than those set forth in the Advice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the Advice as long as there is no more than a seven and one-half percent (7.5%) reduction in the “bottom line” cost per rentable square foot of the Offer Space to the prospect when compared with the “bottom line” cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

E.     If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Offer Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed.

F.     Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

39.	Electric Vehicle Chargers

Subject to the terms of this Article 39, Tenant may install a minimum of four (4) electric vehicle chargers (the “Vehicle Chargers”) in the parking lot serving the Building in an area approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) (the “EVC Area”) and otherwise in accordance with the terms of Article 9 of this Lease (including, without limitation, approving all plans and specifications for the Vehicle Chargers and the method of installation). At least one (1) of the Vehicle Chargers may, at Tenant’s option, be photovoltaically powered. If Tenant desires to install more than four (4) Vehicle Chargers, such additional Vehicle Chargers shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant, at Tenant’s sole cost and expense, shall repair any damage caused by Tenant’s installation and operation of the Vehicle Chargers. In exercising its rights hereunder, Tenant shall not create an unsafe or hazardous condition, or cause an increase in Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. The installation and operation of such Vehicle Chargers shall be at Tenant’s own risk. Landlord shall have the right to install, at Tenant’s sole cost and expense, a separate meter to measure electrical service provided to the EVC Area. Tenant, at Tenant’s sole cost and expense, shall be responsible for all electricity provided to the EVC Area and for maintaining the Vehicle Chargers and the EVC Area. All terms and provisions of this Lease shall be applicable to the EVC Area, including, without limitation, Articles 14 (Indemnification), and 15 (Insurance), except that Landlord need not supply any services to the EVC Area and the EVC Area shall not be part of the “Premises” for purposes of calculating the rentable square footage of the Premises or Tenant’s Share. Tenant agrees that Landlord shall not be liable therefor and that the availability or non-availability of the EVC Area as a result of any applicable Laws and Tenant’s right to use the EVC Area shall not affect any of Tenant’s other obligations under this Lease. Upon expiration or earlier termination of this Lease, title to the EVC shall pass to Landlord although, upon the request of Landlord, Tenant shall be required to remove the EVC, at Tenant’s cost, and restore the EVC Area to the condition existing as of the date of this Lease.

40.	Exclusive Use

To the extent Landlord is not prohibited by any existing or future Laws, and provided that (a) Tenant is not in Default, and (b) Tenant is in occupancy of at least two (2) full floors of the Building, Landlord covenants not to enter into a lease agreement for space located at the Project with a Competitor (as hereinafter defined) for a term scheduled to commence during the Term (as the same may be extended) or consent to the use by any Competitor of any portion of the Project. For purposes of this Section, a “Competitor” shall mean any of the following entities: (1) SunRun, (2) SunPower, (3) Sungevity, (4) Real Goods, and (5) Akeena. Tenant shall have the right, on one (1) occasion at any time after the initial twenty-four (24) calendar months of the initial Term, to revise the foregoing list of Competitors; provided, however, that in no event shall the list of Competitors contain more than five (5) entities, and, additionally, if Tenant revises the list of Competitors to include an entity who has previously entered into a lease with Landlord for space in the Project or occupied the Project pursuant to the terms of an assignment or sublease, Landlord shall not be deemed in violation of this Article 40. If Tenant exercises any Renewal Option, Tenant will have the right to similarly update the list of competitors as of the commencement of any Renewal Term. However, in no event will any of the following be deemed a Competitor: (1) a tenant open for business in the Project on the Effective Date or any assignee or sublessee of any such tenant or any renewal or extension of the lease or other occupancy agreement (collectively, an “Occupancy Agreement”) of such tenant, or (2) a tenant of the Project whose Occupancy Agreement is dated prior to the Effective Date or any assignee or sublessee of any such tenant or any renewal or extension of the Occupancy Agreement of such tenant, or (3) a tenant who has been permitted to assume an Occupancy Agreement or otherwise operate its business in the Project based upon or as a result of a bankruptcy, insolvency or similar action or (4) a business operated by Tenant, its parent corporation, wholly owned subsidiary corporation or affiliated corporation, or (5) any tenant who has been permitted to operate as a result of an action or order by a court of competent jurisdiction, or (6) a tenant whose premises is not located at the Project. The provisions of this Article are personal to the originally named Tenant under this Lease and are not transferable (other than to a Permitted Transferee). If Tenant institutes a lawsuit against Landlord for violation of or to enforce any covenant or condition of this Section 40 and Tenant prevails in such lawsuit, Tenant shall be entitled to all of its costs and expenses incurred in connection with such lawsuit, including, without limitation, attorneys’ fees. The “prevailing party” in such action will be determined by the court before whom the action was brought.

41.	Miscellaneous.

A.     This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.     Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.     Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.     Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building, Property and/or Project referred to herein, and upon such transfer Landlord shall be released from any further obligations arising hereunder from and after the date of such transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E.     Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

F.     Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them. Each party represents to the other that it is currently in compliance with and shall at all times during the Term (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order

Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

G.     Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.     The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles 4, 8, 9, 20, 25 and 30 shall survive the expiration or early termination of this Lease.

I.     Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

J.     All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

K.     Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information more than once per calendar year unless such request is in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

L.     If one or more buildings are removed from the group of buildings comprising the Project, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings comprising the Project, as described above in this Section, then the definition of “Project” and “Tenant’s Share” with respect to the Premises, shall be appropriately modified or adjusted to reflect the deletion or addition of such buildings.

42.	Waiver of Jury Trial.

LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

IF THE JURY WAIVER PROVISIONS OF THIS SECTION 42 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS SECTION 42 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 27 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 42, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE

CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 42. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

43.	Entire Agreement.

This Lease, including the following exhibits and attachments which are hereby incorporated into and made a part of this Lease, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit A-1 (Site Plan), Exhibit B (Building Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D

(Work Letter), Exhibit E (Expenses and Taxes), Exhibit F (Parking Agreement), Exhibit G (Form of Subordination, Non-Disturbance and Attornment Agreement), and Exhibit H (Form of Letter of Credit).

[signatures on following page]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

LOCON SAN MATEO, LLC, a Delaware limited liability company

By:	/s/ Mike L. Sanford
Name:	MIKE L. SANFORD
Title:	SVP

TENANT:

SOLARCITY CORPORATION, a Delaware corporation

By:	/s/ Lyndon Rive
Name:	Lyndon Rive
Title:	CEO

By:	/s/ Seth Weissman
Name:	SETH WEISSMAN
Title:	VP, GC & SECRETARY

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and SOLARCITY CORPORATION, a Delaware corporation (“Tenant”) for space in the Building located at 3055 Clearview Way, San Mateo, California.

First Floor

Second Floor

A-1

Third Floor

A-2

EXHIBIT A-1

SITE PLAN

A-1-1